EXHIBIT 10.2

SECOND AMENDMENT TO SEVERANCE AGREEMENT

This Amendment (the “Amendment”) is made as of the 31st day of May, 2016, between St. Jude Medical, Inc., a Minnesota corporation, with its principal offices at One St. Jude Medical Drive, St. Paul, Minnesota 55117 (the “Company”) and _____________ (“Executive”), and amends that certain Severance Agreement, dated_____________, between Executive and the Company, as amended by the First Amendment to Severance Agreement, dated_____________, (the “First Amendment” and collectively, the “Change in Control Severance Agreement”).

WITNESSETH THAT:

WHEREAS, the Change in Control Severance Agreement provides severance protection to Executive under certain circumstances solely in connection with a change in control;

WHEREAS, The First Amendment eliminated Executive’s right to parachute tax gross-up payments;

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Abbott Laboratories (“Parent”), Vault Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub 1”) and Vault Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”) that provides for, among other things, the merger of Merger Sub 1 with and into the Company (the “First Merger”), with the Company surviving the First Merger and, promptly following the First Merger, the merger of the Company with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving such Second Merger; and

WHEREAS, in consideration for (i) the retention of Executive during the period through at least the closing of the First Merger and (ii) Executive’s obligations to the Company pursuant to any agreement to refrain from performing services pursuant to an agreement containing a covenant not to compete or similar covenant, including the Noncompetition Agreement between the Company and Executive dated as of _____________ (the “Noncompetition Agreement”), the Company deems it advisable and in the best interests of the Company and its shareholders to provide additional protection and indemnification to Executive against potential excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) in the event the First Merger is consummated.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

1.     The words “Anything to the contrary notwithstanding” in the first sentence of Section 4(ii) are hereby deleted and replaced with the following:

(ii)    “Except as provided in Section 4(iii),”

2.    A new Section 4(iii) to the Change in Control Severance Agreement is hereby added to read in full as follows:

(iii)
(a)    In the event that any payment or benefit received or to be received by Executive either in connection with (x) the First Merger or (y) the termination of Executive’s employment during the term of Executive’s Change in Control Severance Agreement following the consummation of the First Merger (whether payable pursuant to the terms of the Change in Control Severance Agreement or any other plan, contract, agreement, program or arrangement with the Company, Parent or with any person constituting a member of an “affiliated group” as defined in Section 280G(d)(5) of the Code with the Company or Parent (collectively, the “Total Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company (or any successor) an additional cash payment (a “Gross-Up Payment”) which, subject to Section 14 of the Change in Control Severance Agreement, shall be paid within thirty (30) business days of such determination in an amount such that after payment by Executive of all taxes (including any interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. All determinations required to be made in connection with the foregoing, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Company immediately prior to the time that the proposed transaction with Parent is consummated (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of Executive’s termination of employment, or such earlier time as is requested by the Company;

(b)    if the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish the Company with an opinion that the Company has substantial authority not to report any Excise Tax on Executive’s Form W-2 or other applicable tax reporting form and shall furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return;

(c)    any uncertainty in the application of Section 4999 of the Code, or any successor provision thereto, at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of Executive;

(d)    if, notwithstanding the initial determination of the Accounting Firm, Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the underpayment of any Gross-Up Payment that has occurred, and any such underpayment shall be promptly paid by the Company to or for the benefit of Executive;

(e)    if, notwithstanding the initial determination of the Accounting Firm, it is discovered that an overpayment of any Gross-Up Payment has been made to Executive, (x) the Company shall deliver to Executive a written request for repayment (accompanied by updated detailed supporting calculations prepared by the Accounting Firm), (y) Executive shall refund the Company the amount of any overpayment, and (z) if Executive has not repaid such overpayment to the Company within a reasonable period of time following the receipt by Executive of the Company’s written request, the Company will take commercially reasonable steps to recover from Executive the amount of any overpayment that the Accounting Firm determines has occurred in connection with the foregoing;
(f)    Executive shall cooperate with the Company in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive, including without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), including pursuant to the Noncompete Agreement, such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code; and
(g)    any good faith determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment or Overpayment, shall be binding upon the Company and Executive.
(h)    The payments or benefits provided pursuant to this Amendment are governed by and subject to all of the terms and conditions of the remaining provisions of the Change in Control Severance Agreement to the extent not in direct conflict with this Amendment, including, without limitation, those listed below. For avoidance of doubt, nothing in this Amendment shall limit, abridge, amend, modify or otherwise affect Executive’s Change in Control Severance Agreement in a manner that is adverse to Executive.

(A)    Any payment not made to Executive when due hereunder shall thereafter, until paid in full, bear interest at the rate of interest equal to the reference rate announced from time to time by Wells Fargo Bank Minnesota, National Association, plus two percent, with such interest to be paid to Executive upon demand or monthly in the absence of a demand;

(B)    Executive shall not be required to mitigate the amount of any payment provided for in this Amendment by seeking other employment or otherwise. The amount of any payment or benefit provided in this Amendment shall not be reduced by any other payment received by Executive from any source; and

(C)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform under this Amendment in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(i)    Executive shall not be eligible for the foregoing benefits if Executive has voluntarily resigned or been terminated for “cause” prior to the closing of the First Merger.

3.    The existing Sections 4(iii) and 4(iv) are renumbered to 4(iv) and 4(v), respectively.

4.          Except as expressly provided herein, all other terms of the Change in Control Severance Agreement are unchanged by this Amendment and remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name by a duly authorized officer, and Executive has hereunto set his or her hand, all as of the date first written above.

ST. JUDE MEDICAL, INC.

By
Its

EXECUTIVE _____________________________________